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EXHIBIT 99.1

NEWS RELEASE

                        For:                    UROHEALTH Systems, Inc.

                        Contact:                Charles A. Laverty
                                                Chairman and CEO
                                                James L. Johnson
                                                Executive Vice President & CFO
                                                UROHEALTH Systems, Inc.
                                                (714) 668-5858

                        Investor Relations:     Betsy Brod/Alex Gleeson
                                                Morgen-Walke Associates
                                                Media Contact: Miriam Adler/
                                                               Erika Brown
                                                (212) 850-5600

FOR IMMEDIATE RELEASE
---------------------

       UROHEALTH SYSTEMS, INC. ANNOUNCES THE OFFERING OF $100 MILLION OF
                           SENIOR SUBORDINATED NOTES

        NEWPORT BEACH, CA, MARCH 17, 1997 -- UROHEALTH SYSTEMS, INC. (NASDAQ:UROH), today announced that it plans to offer $100 million aggregate principal amount of Senior Subordinated Notes due 2004 in a private transaction under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act").

        The net proceeds from the sale of the Notes are estimated to be approximately $96 million after deducting the initial purchasers' discount and estimated expenses related to the Offering. The Company intends to use the net proceeds to repay amounts outstanding under a bank credit facility and for general corporate purposes.

        The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements thereof.

        UROHEALTH Systems, Inc. is a developer, manufacturer and distributor of disposable and reusable products for minimally invasive and general surgery, urology and gynecology.


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